EXHIBIT 99.1

1808 Swift Drive

Oak Brook, Illinois 60523-1501
Phone: 630.586.8000
Fax: 630.586.8010
www.CenterPoint-Prop.com

AT THE COMPANY:
	John S. Gates, Jr.	Paige H. Gilchrist
	Co-Chairman and CEO	Vice President, External Affairs
(630) 586-8101

For Immediate Release
Monday, August 2, 2004

CENTERPOINT CONTRACTS TO PURCHASE 3.8 MILLION-SQ.-FT.

PRIME INDUSTRIAL PORTFOLIO

Oak Brook, Illinois, August 2, 2004 – CenterPoint Properties Trust (NYSE: CNT) reported today that it has signed a contract to acquire a 3.8 million-square-foot industrial portfolio from Prime Group Realty Trust (NYSE: PGE).  The gross purchase price is approximately $125.1 million prior to certain escrows.  The portfolio represents substantially all of Prime’s industrial holdings and consists of thirty buildings as well as 118 acres of developable land.  It is located in a variety of industrial submarkets throughout metropolitan Chicago.

The weighted average lease term throughout the portfolio is 5.6 years and larger tenants in the portfolio include Amurol Confections (division of Wrigley), Household Credit Services and Morton International.  The 118 acres of developable land are located in Aurora (63 acres), DeKalb (36 acres) and Batavia (19 acres).

Both parties have entered into definitive purchase and sale agreements and expect to close the transaction in September or October 2004.  However, the contract contains certain material contingencies that could cause the transaction not to close or the closing to be delayed.  Therefore, the Company feels it is premature to adjust earnings guidance at this time.

“We have tracked these buildings for many years and know they fit particularly well with our portfolio, business model and franchise.  We look forward to working with our new customers to add value to their businesses and complement their growth,” stated John S. Gates, Jr., Co-Chairman and CEO.

CenterPoint Properties Trust

CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property company in the 1.3-billion-square-foot Chicago regional market.  It currently owns and operates approximately 38 million square feet and the Company and its affiliates own or control an additional 3,185 acres of land upon which approximately 48 million square feet could be developed.  The Company is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure.  The first major REIT to focus on the industrial property sector, CenterPoint had a total market capitalization of approximately $2.7 billion as of June 30, 2004.

Statements in this release which are not historical may be deemed forward-looking statements under federal securities laws.  There can be no assurance that future results will be achieved and actual results could differ materially from forecasts and estimates.  Factors that could cause actual results to differ materially are general business and economic conditions, completion of pending acquisitions, competitive market conditions, weather, pricing of debt and equity capital markets and other risks inherent in the real estate business.  Such factors and others are listed in the Company’s Form 10-K and 10-Qs.

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